EXHIBIT 5.1
July 19, 2006
iPayment, Inc.
40 Burton Hills Blvd, Suite 415
Nashville, Tennessee 37215
Re: $205,000,000 Aggregate Principal Amount 9 3/4% Senior Subordinated Notes due 2014
Ladies and Gentlemen:
     We refer to the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) by iPayment, Inc., a Delaware corporation (the “Company”) and the Subsidiary Guarantors (as defined below), on July [___], 2006, as thereafter amended or supplemented, in connection with the registration of $205,000,000 aggregate principal amount at maturity of the Company’s 9 3/4% Senior Subordinated Notes due 2014 (the “Exchange Notes”). The Exchange Notes will be exchanged for up to $205,000,000 aggregate principal amount of the Company’s outstanding 9 3/4% Senior Subordinated Notes due 2014 (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued by the Company and guaranteed (the “Guarantees”) by the Subsidiary Guarantors under an indenture dated as of May 10, 2006 (the “Indenture”) by and among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). This opinion letter is rendered pursuant to Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K. The Indenture and the Exchange Notes are referred to herein collectively as the “Operative Documents.”
     As used in this opinion, the terms (A) “Subsidiary Guarantors” refers to (i) CardSync Processing, Inc., E-Commerce Exchange, Inc., iPayment of Maine, Inc., Online Data Corp., Quad City Acquisition Sub, Inc., iPayment ICE Holdings, Inc., iPayment Central Holdings, Inc. CardPayment Solutions, LLC, iPayment Acquisition Sub, LLC, TS Acquisition Sub, LLC, PCS Acquisition Sub, LLC and NPMG Acquisition Sub, LLC and (ii) 1st National Processing, Inc. and iPayment of California, LLC, and (B) “Subject Subsidiary Guarantors” refers only to the Subsidiary Guarantors included under section (A)(i) of this paragraph.
     We have examined such certificates of public officials and certificates of officers of the Company and the Subject Subsidiary Guarantors, and the originals (or copies thereof, certified or otherwise identified to our satisfaction) of such corporate documents, records and papers of the

IPayment, Inc.
July 19, 2006
Company and the Subject Subsidiary Guarantors, and such other documents, records and papers as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In this connection, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates of public officials and of officers of the Company and the Subject Subsidiary Guarantors with respect to the accuracy of material factual matters contained therein which were not independently established.
     Various issues concerning the laws of the States of Tennessee and Nevada are addressed in the opinion of Afshin M. Yazdian, Esq., Executive Vice President and General Counsel of the Company, separately provided to you. We express no opinion with respect to those matters, except as expressly set forth herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.
     Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
(1)	the Exchange Notes have been duly authorized by the Company and when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered in exchange for the Outstanding Notes in accordance with the terms of the exchange offer as set forth in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equitable principles (whether applied by a court of law or equity); and

(2)	each Guarantee has been duly authorized by the applicable Subject Subsidiary Guarantor and when the Exchange Notes are executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered in exchange for the Outstanding Notes in accordance with the terms of the exchange offer as set forth in the Registration Statement, each Guarantee will constitute valid and binding obligations of the applicable Subsidiary Guarantors enforceable against each of them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equitable principles (whether applied by a court of law or equity).

IPayment, Inc.
July 19, 2006
     Without limiting the foregoing, we express no opinion as to (a) the enforceability of the waiver of rights and defenses contained in Section 4.06 of the Indenture or (b) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.
     With your consent, we have assumed (a) that the Operative Documents have been authorized, executed and delivered by, and constitute legally valid and binding obligations of, the parties thereto other than the Company and the Subject Subsidiary Guarantors, enforceable against each of them in accordance with their respective terms, (b) that the status of the Operative Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, and (c) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations. We express no opinion as to any state or federal laws or regulations applicable to the subject transaction because of the nature or extent of the business of any parties to the Operative Documents.
     Our opinions set forth herein are limited to the laws of the State of New York, the Limited Liability Company Act of the State of Delaware, the General Corporation Law of the State of Delaware and the Corporations Code of the State of California, and we do not express any opinion herein concerning any other laws.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ White & Case LLP
MLM:CJD:JM

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